Exhibit 99.1

Press Release
Contacts:
Investor Relations	Media Relations
Jeff Norris Danielle Dietz	Tatiana Stead Julie Rakes
703.720.2455 703.720.2455	703.720.2352 804.284.5800

FOR IMMEDIATE RELEASE: November 13, 2009

Capital One CEO Enters into Pre-Arranged Stock Trading Plan

McLean, Va. (November 13, 2009) – Richard D. Fairbank, Chairman and Chief Executive Officer of Capital One Financial Corporation (NYSE: COF), today announced that he has adopted a pre-arranged stock trading plan (the “Plan”) to exercise approximately 3.4 million options to purchase Capital One stock and to sell the shares of common stock issued upon exercise of the options. The Plan covers options that were granted as compensation to Fairbank in October 2001 in lieu of any base salary, cash bonus or other long-term incentives for performance in 2002 and 2003. The options will expire in October 2011.

The transactions under the Plan are expected to occur at predetermined times beginning in July 2010 and will be disclosed publicly as they occur in Form 144 and Form 4 filings with the Securities and Exchange Commission.

The stock-trading plan was established under Rule 10b5-1 of the Securities Exchange Act of 1934.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A. and Capital One Bank (USA), N. A.,

had $114.5 billion in deposits and $209.7 billion in total managed assets outstanding as of September 30, 2009. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients. Capital One, N.A. has approximately 1,000 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia, and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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